Exhibit 99.1
NEWS RELEASE

	CONTACT:	Dan Crow	PR08-156
Hastings Entertainment, Inc.		Vice President and
Chief Financial Officer
(806) 677-1422
www.gohastings.com
Hastings Entertainment, Inc. Announces Second Quarter Earnings
•	Total comparable store revenues increased 0.6% for the quarter compared to an increase of 2.2% for the second quarter of fiscal 2007.

•	Net earnings of $0.06 per diluted share for the quarter compared to $0.17 per diluted share for the second quarter of fiscal 2007, which includes a discrete tax benefit of $0.08 per diluted share.

•	Net earnings of $0.34 per diluted share for the six months ended July 31, 2008 compared to $0.39 per diluted share for the same period in fiscal 2007, which includes a discrete tax benefit of $0.08 per diluted share.

•	Maintaining guidance of net earnings per fully diluted share ranging from $0.95 to $1.00 for the full fiscal year ended January 31, 2009.
AMARILLO, Texas, August 18, 2008—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three and six months ended July 31, 2008. Net income was approximately $0.7 million, or $0.06 per diluted share, for the second quarter of fiscal 2008 compared to net income of approximately $1.9 million, or $0.17 per diluted share, for the second quarter of fiscal 2007. Net income was $3.6 million, or $0.34 per diluted share, for the six months ended July 31, 2008 compared to net income of $4.4 million, or $0.39 per diluted share for the same period in the prior year. Net income for the three and six months ended July 31, 2007 includes a discrete tax benefit reducing income tax expense by approximately $0.9 million, or $0.08 per diluted share for the three and six months ended July 31, 2007, related to a favorable settlement of a prior year’s state tax liability.
“Our comparable store revenues showed healthy growth during the second quarter, in light of a challenging retail environment.” said Chief Executive Officer John Marmaduke. “Electronics, Trends, Consumables, Hardback Café, Video Games, and Movies all showed strong growth. Books Comps decreased 1.1% due to an unfavorable comparison against last year’s release of Harry Potter and the Deathly Hallows. Excluding the impact of Harry Potter, Books Comps would have increased 5.4% for the quarter. Slightly lower total revenues for the quarter were partially due to the closure of our Galveston store, which we originally planned to close in the fourth quarter of fiscal 2008. The pre-tax cost of closing this store was approximately $0.2 million, and it reduced total revenues by approximately $0.4 million. During July, in light of a weakened economy, we performed an analysis of our price points for previously viewed titles (“PVT”). Based on this analysis, we implemented a change to our pricing strategy for PVT. A markdown of approximately $0.2 million was taken during the second quarter, as a result of this change. These events were unplanned and were the primary cause for us to fall short of our internal forecast for the quarter.”
“I feel comfortable that with the increase in store reformats in fiscal 2008, we will be able to merchandise more Seasonal, Trend, and allied product for the remainder of the year. Additionally, we are excited to see the results of our improved value and used book initiatives taken during the first half of fiscal 2008. I feel confident these initiatives will enhance sales and profits for the second half of this fiscal year.”

Financial Results for the Second Quarter of Fiscal Year 2008
Revenues. Total revenues for the second quarter decreased approximately $0.2 million, or 0.2%, to $125.7 million compared to $125.9 million for the second quarter of fiscal 2007. During the second quarter, the Company closed its store in Galveston, Texas. The loss of revenues associated with this closure was approximately $0.4 million. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended July 31,
	2008		2007		Increase/(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$103,860	82.6%	$104,270	82.8%	$(410)	-0.4%
Rental revenue	21,806	17.4%	21,635	17.2%	171	0.8%

Total revenues	$125,666	100.0%	$125,905	100.0%	$(239)	-0.2%

Comparable-store revenues (“Comp”):
Total	0.6%
Merchandise	0.3%
Rental	2.0%
Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended July 31,
	2008	2007
Electronics	25.7%	32.3%
Trends	13.6%	18.9%
Consumables	10.4%	5.5%
Hardback Café	6.5%	9.4%
Video Games	4.6%	14.0%
Movies	2.6%	10.6%
Books	-1.1%	6.9%
Music	-11.7%	-14.2%
Electronics department Comps increased 25.7% for the quarter, primarily due to strong sales of refurbished iPods, MP3 players and related accessories, as well as increased sales of third-party gift cards. Trends Comps increased 13.6% for the quarter due to strong sales of Webkinz plush products, as well as increased apparel sales. Key drivers in the apparel category were fashion branded bags including totes and wallets, and fashion branded jewelry, which is targeted towards our college age customers. Video Game Comps increased 4.6% primarily due to strong sales of Grand Theft Auto IV, which was released at the end of the first quarter. Sales of Grand Theft Auto IV for the second quarter totaled approximately $1.3 million. Movie Comps increased 2.6% primarily as a result of strong sales of new DVDs, including boxed sets and Blu-ray format movies, as well as strong sales of used categories. Hit titles released during the quarter that helped drive new DVD sales included National Treasure 2, The Bucket List, P.S. I Love You, Jumper, and 10,000 BC. Books Comps decreased 1.1% due to the release of Harry Potter and the Deathly Hallows, the seventh and final book in the Harry Potter series during the second quarter of fiscal 2007. Excluding the sales of Harry Potter and the Deathly Hallows, Books Comps increased 5.4% for the quarter, driven by strong sales of new hardback and trade paperback books. This growth was driven by several hit titles, such as The Twilight Saga series by Stephenie Meyer, The Last Lecture by Randy Pausch, and The Shack by William P. Young. Music Comps decreased 11.7% for the quarter resulting from continued industry decline, as well as our de-emphasis on the category through the reduction of the retail space dedicated to music in twenty-two stores, which were reformatted during the first six months of fiscal 2008. Merchandise Comps, excluding the sales of Music, increased 3.6%.

Rental Comps increased 2.0% from the same period last year primarily as a result of increases in video games and Blu-ray movie format rentals, resulting from the release of hit titles during the second quarter. Additionally, we held fewer promotions during the second quarter, as compared to the prior year, resulting in higher rental revenues per unit. The combined sales and rental of movies and video games resulted in a Comp increase of 2.8%.
Gross Profit — Merchandise. For the second quarter, total merchandise gross profit dollars increased approximately $0.4 million, or 1.3%, to $31.7 million from $31.3 million for the same period last year, primarily as a result of higher margin rates. As a percentage of total merchandise revenue, merchandise gross profit increased to 30.5% for the quarter compared to 30.0% for the same period in the prior year.
Gross Profit — Rental. For the second quarter, total rental gross profit dollars decreased approximately $0.1 million, or 0.7% to $14.2 million from $14.3 million for the same period in the prior year. Higher rental revenues were offset by lower rental margin rates. As a percentage of total revenue, rental gross profit decreased to 65.2% for the quarter compared to 66.3% for the same period in the prior year, which was primarily due to a change in the studio mix of revenues generated on revenue sharing titles, which led to lower margin rates, and increased rental asset depreciation expense for the period, as compared to the previous year.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 35.3% for the second quarter compared to 34.4% for the same quarter in the prior year. SG&A increased approximately $1.0 million during the quarter, or 2.3%, to $44.3 million compared to $43.3 million for the same quarter last year, primarily as a result of increased store occupancy costs and store labor expense.
Interest Expense. For the second quarter, interest expense decreased approximately $0.3 million, or 37.5%, to $0.5 million, compared to $0.8 million during fiscal 2007 resulting primarily from lower interest rates. The average rate of interest charged for the quarter decreased to 4.02% compared to 6.76% for the same period in the prior year.
Income Tax Expense. During the three months ended July 31, 2007, the Company recognized a discrete tax benefit in the amount of $0.9 million related to a favorable settlement of a prior year’s state tax liability. During the three months ended July 31, 2008, no related tax settlements occurred.
Financial Results for the Six Months Ended July 31, 2008
Revenues. Total revenues for the first six months of fiscal 2008 increased approximately $3.7 million, or 1.5%, to $257.6 million compared to $253.9 million for the same period in the prior year. The following is a summary of our revenue results (dollars in thousands):

	Six Months Ended July 31,
	2008		2007		Increase/(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$212,177	82.4%	$209,334	82.4%	$2,843	1.4%
Rental revenue	45,425	17.6%	44,583	17.6%	842	1.9%

Total revenues	$257,602	100.0%	$253,917	100.0%	$3,685	1.5%

Comparable-store revenues (“Comp”):
Total	2.3%
Merchandise	2.2%
Rental	3.0%

Below is a summary of the Comp results for our major merchandise categories:

	Six Months Ended July 31,
	2008	2007
Electronics	26.5%	24.3%
Trends	23.8%	1.5%
Video Games	16.4%	3.8%
Consumables	11.5%	3.0%
Hard Back Café	10.4%	9.2%
Movies	2.8%	7.5%
Books	2.0%	2.8%
Music	-14.0%	-13.6%
Electronics department Comps increased 26.5% primarily due to strong sales of refurbished iPods, MP3 players and related accessories, as well as increased sales of third-party gift cards. Trends Comps increased 23.8% primarily as a result of strong sales of Webkinz plush products, as well as strong apparel sales. Key drivers in the apparel category included fashion branded jewelry which is targeted towards our college age customers, fashion branded bags including totes and wallets, and hats. Video Game Comps increased 16.4% for the six months ended July 31, 2008, primarily due to strong sales of new video games driven by a number of hit titles released during the first six months of fiscal 2008, most notably Grand Theft Auto IV. Sales of used video games and accessories were also strong for the period. Movie Comps increased 2.8% for the six months ended July 31, 2008, primarily as a result of strong sales of both new and used DVDs, Blu-ray format movies, and new DVD boxed sets. New DVD sales were driven by a number of hit releases during the period. Books Comps increased 2.0% for the period, primarily due to strong sales of new and used trade paperback books, as well as strong sales of used hardback books, offset by lower sales of new hardback books for the period due to the release of Harry Potter and the Deathly Hallows, the seventh and final book in the Harry Potter series, during the six months ended July 31, 2007. Excluding the sales of Harry Potter and the Deathly Hallows, Books Comps increased 5.4% for the period. Music Comps decreased 14.0% resulting from continued industry decline, as well as our de-emphasis on the category through the reduction of the retail space dedicated to music in twenty-two stores, which were reformatted during the first six months of fiscal 2008. Merchandise Comps, excluding the sales of Music, increased 6.9% for the six months ended July 31, 2008.
Rental Comps increased 3.0% from the same period last year primarily as a result of increases in video games and Blu-ray movie format rentals. The combined sales and rental of movies and video games resulted in a Comp increase of 5.5%.
Fiscal 2008 is a leap year which includes an extra day of sales in February. Excluding this extra day of sales, merchandise Comps would have been 1.4% for the six months ended July 31, 2008 and rental Comps would have been 2.0% for the same period.
Gross Profit — Merchandise. For the current six months, total merchandise gross profit dollars increased approximately $1.6 million, or 2.5%, to $65.0 million from $63.4 million for the same period in the prior year, primarily due to increased revenues. As a percentage of total merchandise revenues, merchandise gross profit increased to 30.6% for the six months ended July 31, 2008 from 30.3% for the same period in the prior year.
Gross Profit — Rental. For the current six months, total rental gross profit dollars decreased approximately $0.1 million, or 0.3%, to $29.9 million from $30.0 million for the same period last year. Higher rental revenues were offset by lower rental margin rates. As a percentage of total rental revenues, rental gross profit decreased to 65.8% for the six months ended July 31, 2008 compared to 67.3% for the same period in the prior year, primarily due changes in the studio mix of revenues generated on revenue sharing titles, which led to lower margin rates, and increased rental asset depreciation expense for the period, as compared to the previous year.

Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $1.8 million, or 2.1%, to $88.0 million for the six months ended July 31, 2008, compared to $86.2 million for the same period in the prior year, primarily due to increased store occupancy costs and store labor expense. As a percentage of total revenues, SG&A increased slightly to 34.2% for the six months ended July 31, 2008, compared to 34.0% for the same period last year.
Interest Expense. For the six months ended July 31, 2008, interest expense decreased approximately $0.6 million, or 40.0%, to $0.9 million, compared to $1.5 million during fiscal 2007 resulting primarily from lower interest rates. The average rate of interest charged for the six months ending July 31, 2008 decreased to 4.37% compared to 6.82% for the same period in the prior year.
Income Tax Expense. During the six months ended July 31, 2007, the Company recognized a discrete tax benefit in the amount of $0.9 million related to a favorable settlement of a prior year’s state tax liability. During the six months ended July 31, 2008, no related tax settlements occurred.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. Since that time, the Board of Directors has approved increases in the program in the amounts of $2.5 million on April 4, 2005; $5.0 million on March 15, 2006; $2.5 million on October 3, 2006; and $7.5 million on November 20, 2007. During the second quarter of fiscal 2008, we purchased a total of 210,881 shares of common stock at a cost of $1,778,863, or $8.44 per share. As of July 31, 2008, a total of 3,024,672 shares had been repurchased under the program at a cost of approximately $20.3 million, for an average cost of approximately $6.72 per share. As of July 31, 2008, approximately $2.2 million remains available under the stock repurchase program.
Store Activity
Since May 19, 2008, which was the last date we reported store activity, we have had store activity as follows:
•	Store closed in Galveston, Texas on June 12, 2008.
Fiscal Year 2008 Guidance
“Net income for the first six months is in line with our internal forecast, which is the basis for our guidance,” said Dan Crow, Vice President and Chief Financial Officer. “Although the second quarter was a challenge for us, we are confident about our ability to grow our earnings for the remainder of the year. However, we remain concerned about the uncertain economic outlook for the remainder of the year. Consequently, we are reaffirming our guidance of net earnings per diluted share ranging from $0.95 to $1.00 for the full fiscal year ended January 31, 2009.”
Safe Harbor Statement
This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, as well as trends merchandise, with the rental of videos and video games in a superstore format. We currently operate 152 superstores, averaging approximately 20,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	July 31,	July 31,	January 31,
	2008	2007	2008
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$3,884	$4,330	$3,982
Merchandise inventories, net	162,056	153,699	171,557
Deferred income taxes	3,356	2,559	3,441
Prepaid expenses and other current assets	10,119	12,918	11,042

Total current assets	179,415	173,506	190,022

Rental assets, net	12,698	11,934	13,236
Property and equipment, net	52,955	53,457	52,572
Deferred income taxes	3,746	3,374	2,756
Intangible assets, net	391	397	391
Other assets	1,034	254	1,244

Total assets	$250,239	$242,922	$260,221

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$57,922	$62,160	$76,364
Accrued expenses and other liabilities	33,633	33,792	36,675

Total current liabilities	91,555	95,952	113,039

Long-term debt, excluding current maturities	50,938	43,028	40,616
Other liabilities	4,604	4,287	4,758

Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,894	36,843	37,125
Retained earnings	79,541	70,000	75,892
Accumulated other comprehensive (loss) income	(15)	4	(15)
Treasury stock, at cost	(13,397)	(7,311)	(11,313)

Total shareholders’ equity	103,142	99,655	101,808

Total liabilities and shareholders’ equity	$250,239	$242,922	$260,221

Consolidated Statements of Earnings
(In thousands, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Merchandise revenue	$103,860	$104,270	212,177	$209,334
Rental revenue	21,806	21,635	45,425	44,583

Total revenues	125,666	125,905	257,602	253,917

Merchandise cost of revenue	72,193	72,986	147,145	145,983
Rental cost of revenue	7,586	7,286	15,557	14,586

Total cost of revenues	79,779	80,272	162,702	160,569

Gross profit	45,887	45,633	94,900	93,348
Selling, general and administrative expenses	44,348	43,270	88,042	86,206
Pre-opening expenses	11	—	13	—

Operating income	1,528	2,363	6,845	7,142

Other income (expense):
Interest expense	(455)	(822)	(927)	(1,536)
Other, net	25	20	42	53

Income before income taxes	1,098	1,561	5,960	5,659

Income tax expense (benefit)	438	(308)	2,311	1,306

Net income	$660	$1,869	3,649	$4,353

Basic income per share	$0.06	$0.17	0.35	$0.40

Diluted income per share	$0.06	$0.17	0.34	$0.39

Weighted-average common shares outstanding:
Basic	10,250	10,917	10,305	10,962
Dilutive effect of stock awards	274	226	285	209

Diluted	10,524	11,143	10,590	11,171

Consolidated Statements of Cash Flows
(Dollars in thousands)

	For the Six Months Ended July 31,
	2008	2007
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$3,649	$4,353
Adjustments to reconcile net income to net cash provided by operations:
Rental asset depreciation expense	7,471	5,407
Purchases of rental assets	(13,488)	(10,996)
Property and equipment depreciation expense	9,636	9,749
Amortization expense	—	14
Deferred income taxes	(905)	(277)
Loss on rental assets lost, stolen and defective	652	537
Loss on disposal of other assets	269	148
Non-cash stock-based compensation	340	81
Changes in operating assets and liabilities:
Merchandise inventories	15,405	18,626
Other current assets	923	(2,285)
Trade accounts payable	(14,182)	(6,316)
Accrued expenses and other liabilities	(2,914)	(4,225)
Excess tax benefit from stock option exercises	(128)	—
Other assets and liabilities, net	56	(25)

Net cash provided by operating activities	6,784	14,791

Cash flows from investing activities:
Purchases of property, equipment and improvements	(10,289)	(5,931)

Net cash used in investing activities	(10,289)	(5,931)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit facility	10,322	1,106
Purchase of treasury stock	(3,077)	(1,844)
Change in cash overdraft	(4,260)	(8,042)
Proceeds from exercise of stock options	294	413
Excess tax benefit from stock option exercises	128	—

Net cash provided by (used in) financing activities	3,407	(8,367)

Net (decrease) increase in cash	(98)	493

Cash at beginning of period	3,982	3,837

Cash at end of period	$3,884	$4,330

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	July 31,	July 31,
	2008	2007
Merchandise inventories, net	$162,056	$153,699
Inventory turns, trailing 12 months (B)	1.72	1.74

Long-term debt	$50,938	$43,028
Long-term debt to total capitalization (C)	33.1%	30.2%

Book value (D)	$103,142	$99,655

Book value per share (E)	$9.74	$8.92

Price to Earnings Ratio, trailing 12 months (F)	9.6	11.4

	Three Months Ended July 31,		Six Months Ended July 31,
	2008	2007	2008	2007
Comparable-store revenues (G):
Total	0.6%	2.2%	2.3%	-1.0%
Merchandise	0.3%	4.1%	2.2%	0.3%
Rental	2.0%	-6.0%	3.0%	-6.4%
(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the six month period.

(F)	Defined as closing market value of the Company’s common stock on the last day of the period divided by fully diluted earnings per share for the period’s trailing twelve months.

(G)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.